EXHIBIT 12
                     AMERITECH CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                              (Dollars in Millions)

                                                 Nine Months Ended
                                                   September 30
                                                  --------------
                                                 1997         1996
                                                 ----         ----
EARNINGS
--------
Income before interest, income taxes
 and undistributed equity earnings..........   $3,070        $2,760
Portion of rent expense
 representing interest......................       55            48
Michigan Single Business tax................       44            33
Preferred dividends of subsidiaries (2).....       14            10
                                               ------        ------
Total earnings (1).........................    $3,183        $2,851
                                               ------        ------
FIXED CHARGES
-------------
Interest expense............................   $  371        $  382
Capitalized interest........................       19            21
Portion of rent expense representing
 interest expense...........................       55            48
Preferred dividends of subsidiaries.........       14            10
                                               ------        ------
Total fixed charges.........................   $  459        $  461
                                               ------        ------
Ratio of earnings to fixed charges..........     6.93          6.18
                                               ======        ======


(1) Earnings represent income before income taxes and fixed charges. Since we have already deducted the Michigan Single Business Tax (the Tax) and rental expense to arrive at income before interest and income taxes, the Tax and the one-third portion of rental expense considered to be fixed charges are added back to arrive at total earnings.

(2) As required by SEC rules, we have grossed up the preferred stock dividends to an amount representing the pretax earnings needed to cover the dividend requirements.